UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2011

Universal Solar Technology, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-1434389	26-0768064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 1 Pingbei Road 2,
Nanping Science & Technology Industrial Park,
Zhuhai City, Guangdong Province,
The People’s Republic of China	519060
(Address of Principal Executive Offices)	(Zip Code)

86-756-8682610
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2011, Mr. Xin Ma resigned as the Chief Financial Officer of Universal Solar Technology, Inc. (the “Company”) effective immediately.

On December 29, 2011, the Company’s Board of Directors appointed Mr. Weilei Lv as the Company’s Chief Financial Officer effective immediately.  Mr. Weilei Lv, age 27, has served since December 2009 as Vice General Manager of Nanyang Universal Solar Technology Co., Ltd. (“NUST”), the Company’s wholly owned subsidiary.  As the Vice General Manager of NUST, Mr. Lv was responsible (after the General Manager) for the company’s day to day operations, including purchasing, production, sales and administrative and financial operations.  Prior to joining NUST from August 2008 to November 2009 Mr. Weilei Lv was the administrative assistant to the CEO of Zhuhai Yuemao Laser Facility Engineering Co., Ltd.  Mr. Weilei Lv graduated from Nanchang Institute of Technology in July 2008.

In connection with the appointment of Mr. Lv as the Company’s Chief Financial Officer, the Company and Mr. Lv have entered into a two-year employment agreement pursuant to which the Company will pay Mr. Lv a salary of RMB 10,000 per month (approximately $19,000 per annum).  In addition, Mr. Lv is entitled to a severance package consisting of three months of salary and benefits if his employment is terminated without cause or in the event of a merger, sale of assets, or dissolution of the Company.

This description of the material terms of Mr. Lv’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement which is attached as an exhibit hereto and incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description

10.1	Employment Agreement, dated December 29, 2011, between Universal Solar Technology Inc, and Weilei Lv.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Solar Technology, Inc.

Date: December 29, 2011	By:	/s/ Wensheng Chen
Wensheng Chen
Chief Executive Officer